Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (this “Agreement”) is entered into by LifeStance Health Group, Inc. (“LifeStance”), LifeStance Health, Inc. (the “Company”, and collectively with LifeStance and its affiliates, the “Company Group”) and Danish Qureshi (“Employee”) on June 30th, 2024. For purposes of this Agreement, “affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise, and their respective officers, employees and directors.

RECITALS

A. Employee and the Company Group have agreed that Employee’s employment with the Company Group shall terminate effective at 5:00 p.m. PST on June 30th, 2024;

B. Employee and the Company Group desire to resolve all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Employee’s employment relationship with the Company Group and the termination of that employment relationship. To that end, Employee and the Company Group agree as set forth below.

AGREEMENT

A)
Termination Date and Final Compensation. Employee acknowledges that his employment with the Company Group will end effective at 5:00 p.m. PST on June 30th, 2024 (the actual date of Employee’s termination of employment, the “Termination Date”). Regardless of whether Employee signs this Agreement, the Company will, in accordance with applicable law, pay Employee the following (the “Final Compensation”): (i) Employee’s base salary for the final payroll period of Employee’s employment, through the Termination Date, and (ii) reimbursement for business expenses properly incurred by Employee but not yet paid to Employee as of the Termination Date, in accordance with the Company Group’s reimbursement procedures and practices in effect from time to time; provided, that Employee submits all expenses and supporting documentation required within ten (10) days of the Termination Date. Employee acknowledges and agrees that nothing contained in this Agreement shall give rise to a claim for “Good Reason” under the LifeStance Health Group, Inc. Severance and Change in Control Policy (as amended from time to time, the “Severance Policy”), the Amended and Restated Employment Agreement, by and between the Company and Employee, dated as of May 14, 2020 (the “Employment Agreement”) or any equity-related plan or agreement, or for any other purpose or otherwise entitle Employee to any benefits or payments not explicitly provided for herein.
B)
Separation Consideration. In consideration of Employee entering into this Agreement and complying with Employee’s obligations under this Agreement and any other agreements with the Company Group (including the Continuing Obligations, as defined below), and subject to Employee not revoking this Agreement, the Company agrees to provide Employee with the separation pay and benefits described in this Section 2. Employee and the Company each acknowledge and agree that Employee’s right to the separation pay and benefits stated in this Section 2 of this Agreement is expressly conditioned upon Employee’s continued full performance of his obligations hereunder. If Employee materially violates any provision of this Agreement, then all payments made or benefits provided pursuant to Section 2 shall be immediately forfeited and/or subject to repayment to the Company. The compensation and benefits provided under Section 2 of this Agreement are collectively referred to herein as the “Separation Consideration.”

Severance Pay. The Company will continue to pay Employee his base salary as in effect on the Termination Date for a period of eighteen (18) months following the Termination Date (in an aggregate amount equal to $525,000.06 (the “Severance Pay”)), payable in substantially equal installments on the Company’s regular payment dates in accordance with the Company’s regular payroll practices as in effect from time to time following the Termination Date, with the first payment commencing on the Company’s first payroll date following the effective date of this Agreement. For the sake of clarity the Severance Pay shall not be subject to mitigation or reduction except as specifically provided in this Agreement.

a)
Equity Awards. Any equity awards held by Employee outstanding as of the Termination Date (collectively, the “Equity Awards”) shall be treated as follows:
i)
Employee’s outstanding shares of performance-based restricted stock granted pursuant to the Partnership Interest Award Agreement dated June 8, 2020, as amended (the “RSA Agreement”), shall remain outstanding and eligible to vest for eighteen (18) months following the Termination Date in accordance with the vesting terms set forth in the RSA agreement, notwithstanding Employee’s termination of employment.
ii)
Employee’s outstanding restricted stock units (“RSUs”) granted pursuant to the Restricted Stock Unit Award Agreement dated June 9, 2021 (the “IPO RSU Agreement”) shall remain outstanding and eligible to vest on June 9, 2024 in accordance with the vesting terms set forth in the IPO RSU Agreement, notwithstanding Employee’s termination of employment.
iii)
Employee’s outstanding time-based RSUs and performance-based RSUs granted pursuant to the Time-Based Restricted Stock Unit Award Agreements or the Performance-Based Restricted Stock Unit Award Agreements dated April 25, 2022, March 6, 2023, and March 8, 2024, respectively (collectively, the “2022 – 2024 RSU/PSU Agreements”), shall remain outstanding and eligible to vest for eighteen (18) months following the Termination Date in accordance with the vesting terms set forth in the applicable 2022 – 2024 RSU/PSU Agreement, notwithstanding Employee’s termination of employment. Any shares underlying any RSUs or PSUs which vest in accordance with this subsection (iii) shall be delivered to Employee as provided for in the relevant 2022 – 2024 RSU/PSU Agreement.
iv)
Employee’s outstanding stock options granted pursuant to the Non-Statutory Stock Option Agreement dated September 7, 2022, as amended (the “Option Agreement”) shall remain outstanding and eligible to vest and become exercisable for eighteen (18) months following the Termination Date in accordance with the vesting terms set forth in the Option Agreement, notwithstanding Employee’s termination of employment.
v)
Employee’s outstanding equity awards, including stock options, that do not vest in accordance with Sections 2(b)(i) – (iv) will remain outstanding for a period of twenty-four (24) months following the Termination Date and will be eligible for the treatment set forth in the Severance Policy or the applicable equity award agreement, as applicable, if a Change in Control (as defined in the Severance Policy or the applicable equity award agreement, as applicable) occurs within such twenty-four (24)-month period following the Termination Date. For the sake of clarity, if the Company signs a letter of intent or purchase agreement, however titled (collectively, an “LOI”), which results in a Change of Control, provided such LOI was executed within the twenty-four (24) month period following the termination date, the execution of the LOI shall be deemed to satisfy the definition of a Change in Control for purposes of determining a Change of Control occurred during the 24 month period; provided, however, the vested equity shall not be delivered to the Employee unless and until the closing of the Change of Control to which the LOI relates and shall be forfeited in the event that the transaction constituting the Change of Control is abandoned or terminated. Upon the expiration of such twenty-four (24)-month period following the Termination Date, if a Change in Control has not occurred, Employee’s outstanding equity awards will automatically terminate and be forfeited with no consideration due to Employee. All stock options held by Employee that are vested as of the Termination Date or that become vested following the Termination Date in accordance with this Agreement will, notwithstanding any language to the contrary herein in Section 2(b)(iv) or in any governing agreement, remain exercisable for twenty-seven (27) months following the Termination Date (or until the stock option’s expiration date, if earlier) and, to the extent not exercised prior to the end of such twenty-seven (27)-month period, will thereupon immediately terminate.
C)
No Further Compensation. The parties agree that the Final Compensation is in complete satisfaction of any and all compensation or benefits due to Employee from the Company Group, whether for services provided or otherwise, through the Termination Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid or provided to Employee.
D)
Stock Transfer Restrictions. In consideration for the Separation Consideration and other good and valuable consideration, Employee agrees that the Stock Transfer Restriction Agreement dated June 9, 2021 by and among LifeStance, TPG VIII Lynnwood Holdings Aggregation, L.P., Employee, and certain other parties (the “Stock Transfer Agreement”) shall be amended, solely with respect to Employee, such that Section 2.2 of the Stock Transfer Agreement reads in its entirety as follows:

“Management Investors. Until the first anniversary of June 30th, 2024, no Management Investor shall Transfer a number of Shares exceeding the greater of: (i) that number of Shares the Transfer of which would result in the Relative Ownership Percentage of such Management Investor immediately following such Transfer being less than the Relative Ownership Percentage of the TPG Investor immediately following such Transfer; and (ii) twenty-five percent (25%) of the Vested Equity of such Management Investor at the time of Transfer, in any three-month period (for the avoidance of doubt, excluding any Excluded Transfers).”

E)
General Release by Employee. In consideration of LifeStance and the Company entering into this Agreement and providing the Separation Consideration, Employee agrees as follows:
a)
Employee acknowledges that the terms of this Agreement provide Employee rights that are greater than, and are in lieu of, those that might be available under any other agreements with the Company Group or under any the Company Group’s severance or separation pay plans and programs for which Employee is eligible (collectively the “Other Agreements and Programs”). Employee acknowledges that Employee will not be entitled to, and does hereby waive, any rights under the Other Agreements and Programs, including, but not limited to any severance payments under the Employment Agreement and the Severance Policy (except as expressly set forth herein). Employee also acknowledges that this Agreement is intended to, and shall, supersede and replace any other compensation due to Employee now or in the future under the Other Agreements and Programs. The 280G provision contained in the Severance Policy is incorporated herein by reference.
b)
In exchange for the Separation Consideration, Employee, on behalf of Employee and Employee’s affiliates, predecessors, successors, heirs, agents and assigns, hereby irrevocably and unconditionally releases, waives and forever discharges the Company Group and its affiliates, shareholders, predecessors, successors, assigns, representatives, officers, directors, agents, contractors, employees, and any other person or entity affiliated, connected or associated with or in any way related to the Company Group (collectively “Releasees”), from all legal, statutory, and equitable claims and from all causes of action, suits, obligations, liabilities, demands, complaints, damages, losses, debts, costs and expenses, known or unknown, suspected or not, which Employee may have or claim to have (regardless of whether Employee has asserted or is aware of the claim) through, or based on any set of facts in existence on, the date that Employee signs this Agreement, including those relating in any way to either Employee’s employment relationship or termination of employment relationship with the Company Group or any other matter. The parties intend that this release shall be broadly construed in favor of the Company Group and the Releasees.
c)
This release includes all claims arising under any federal, state, county or local law prohibiting employment relationship discrimination on the basis of age, color, disability, ethnic or national origin, marital status, military status, race, religion, sex, sexual orientation, or other factor. The release specifically includes all claims under the federal Age Discrimination in Employment Act, as well as under the federal Family and Medical Leave Act, any applicable state Law Against Discrimination, and any applicable state Equal Pay Act(s), that arose or accrued before Employee signed this Agreement. The release also includes all claims arising under any other statute, tort, contract, promise, or representation, written or oral, including claims for wrongful or retaliatory termination, actual or punitive damages, compensation, commissions, bonuses, severance, vacation pay or other paid leave or time off, payments or other benefits under employee pension and welfare benefit plans, and attorneys’ fees and costs. The foregoing release does not apply to any claims arising under this Agreement.
d)
The release does not waive any rights provided by this Agreement and to benefits that are fully accrued and vested. It also does not waive claims or rights that as a matter of law cannot be waived by this Agreement, including filing a charge with, testifying, or participating in an investigation conducted by certain government agencies. It does, however, waive any right to monetary recovery if any agency (such as the U.S. Equal Employment Opportunity Commission) pursues any claims on Employee’s behalf; provided, however, that Employee is not waiving any right to seek and receive a financial incentive award for any information Employee provides to a governmental agency or entity. Employee acknowledges and agrees that Employee has disclosed any potential non-compliance with laws or regulations that Employee is aware of as of the date hereof to the

Company Group’s Chief Compliance Officer.
e)
Notwithstanding the foregoing, Employee does not waive rights, if any, Employee may have to unemployment insurance benefits or workers’ compensation benefits. Nothing herein waives Employee’s rights under his outstanding equity awards as provided for hereunder or any right to indemnification and/or D&O coverage to the fullest extent of Company policies and/or procedures, including, without limitation, pursuant to Section 13 of the Employment Agreement. Nothing in this paragraph prohibits Employee from paying COBRA premiums to maintain Employee’s participation, if any, in the Company Group’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.
f)
For the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that, except as provided herein, this Agreement is intended to include in its effect, without limitation, all claims that Employee did not know of or suspect to exist in Employee’s favor at the time of the execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received from each other was also for the release of those claims and contemplates the extinguishment of any such claims.
F)
Continuing Obligations. Employee acknowledges that Employee continues to be bound by his obligations under any employment or other agreement concerning confidentiality, non-competition, non-solicitation and/or assignment of rights to intellectual property by and between Employee and any member of the Company Group, including but not limited to those set forth in the Employment Agreement, that survive the termination of Employee’s employment by necessary implication or the terms thereof (the “Continuing Obligations”); provided, however, that Restricted Business and/or Competitor, as defined in the Employment Agreement and/or any Equity Awards Agreement for purposes of the Continuing Obligations shall be limited to any entity which derives more than five (5) percent of its revenue from behavioral health. Further, the hire or solicitation of any employee whose employment has been terminated by the Company shall not be a violation of any nonsolicitation provision contained in any Continuing Obligation.
G)
Continued Protection of Confidential Information. Employee agrees that, other than in connection with the proper performance of Employee’s duties through the Termination Date, Employee will not at any time, directly or indirectly, without written authorization from the Company Group, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices, or patients or customers of the Company Group or its affiliates coming within Employee’s possession during Employee’s employment relationship with the Company Group. Such information includes, but is not limited to, trade secrets, salaries, financial information, patient information, marketing information, pricing, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. As used herein, “Person” means an individual, corporation, partnership, limited liability company, or other form of business entity. Employee acknowledges that nothing in this Agreement shall alter or affect Employee’s continuing obligations under any non-disclosure agreement or non-competition agreement Employee executed during Employee’s employment relationship with the Company Group, other than as stated herein. For the avoidance of doubt, nothing in this Agreement (x) limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity, including reporting any good faith allegation of unlawful employment practices or criminal conduct or participating in any related proceeding, or (y) prevents Employee from making any truthful statements or disclosures required by law, regulation or legal process, or from requesting or receiving confidential legal advice.
H)
No Pending Proceeding. Employee represents and warrants that Employee has not filed any complaints, charges, or claims for relief against the Company Group or any other Releasee with any local, state or federal court or administrative agency that currently are outstanding. Employee agrees that if Employee has done so, Employee will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice. Without limiting Employee’s rights under the last sentence of Section 7 above, Employee further agrees and covenants not to bring any complaints, charges or claims against the Company Group or any other Releasee with respect to any matters arising out of Employee’s employment relationship with the Company Group or the termination of that employment relationship by the Company Group. Employee further represents that Employee is not aware of any injury or disease that may have arisen out of Employee’s employment relationship with the Company Group for which a workers’ compensation claim or proceeding may be filed by or for Employee after signing this Agreement.
I)
Non-Disparagement. Employee agrees that Employee will not disparage or criticize the Company Group or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity. The Company Group shall instruct its board members and executive officers not to disparage or criticize Employee. Notwithstanding the foregoing, nothing herein shall prevent either party from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements. In addition, nothing in this Agreement limits or interferes with Employee’s ability to disclose or discuss, either orally or in writing, the underlying facts of any alleged discriminatory or unfair employment practices, and disclosure of any of the foregoing does not constitute disparagement.
J)
Employee Cooperation. For so long as Employee is receiving the Separation Consideration hereunder and for no further consideration, Employee agrees to cooperate, upon reasonable notice, with the Company Group with respect to all matters arising during or related to Employee’s employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. Employee shall be reimbursed for any out-of-pocket costs reasonably incurred as a result of any such cooperation.
K)
Return of Separation Consideration. Employee agrees that if Employee materially breaches any provision of this Agreement, or if Employee does not execute, without revoking, this Agreement, Employee will not be entitled to, and therefore will not receive (and will be obligated to return, to the extent already received, upon request by the Company Group), any of the Separation Consideration and Employee will forfeit any entitlement to the Separation Consideration.
L)
No Admission. Employee, LifeStance and the Company acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by the Company Group or any other Releasee, nor an admission that Employee has any claim whatsoever against the Company Group or any other Releasee. LifeStance, the Company and all other Releasees specifically deny any liability to, or wrongful acts against, Employee.
M)
Authority. Employee represents and warrants that Employee has not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that Employee has full right and authorization to waive, relinquish and compromise those claims as set forth above.
N)
Section 409A. It is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (collectively, “Section 409A”) and the provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A as necessary in order to avoid the imposition of additional tax and interest under Section 409A; provided, that nothing herein shall be construed as a representation, promise or guarantee by the Company Group as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement and in no event shall the Company Group have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred. To the extent permitted under Section 409A, each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If at the time of Employee’s separation from service, Employee is a “specified employee” within the meaning of Section 409A, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company Group in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months (or upon death if earlier).
O)
Waiver. No waiver, express or implied, by either party of any breach of this Agreement shall be considered a waiver of any other breach.
P)
Complete Agreement. Both Employee and the Company Group agree that this Agreement contains the entire agreement and understanding between them concerning the subject matter hereof, and that this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations, excluding only the Continuing Obligations and Employee’s rights and obligations with respect to the securities of LifeStance, all of which shall remain in full force and effect in accordance with their terms. Except as set forth in the preceding sentence, the Company Group and Employee agree and acknowledge that none of LifeStance, the Company, Employee, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.
Q)
Choice of Law. Employee, LifeStance and the Company agree that this Agreement, and any claims related to this Agreement, and/or Employee’s employment relationship with the Company Group, whether such claims are in the nature of tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Arizona.
R)
Venue. Employee, LifeStance and the Company consent and submit to the jurisdiction of any state or federal court of the State of Arizona in any action or proceeding arising out of, or related in any way to, this Agreement. Employee, LifeStance and the Company waive any right they may have to contest the personal jurisdiction of the courts of the State of Arizona. Employee, LifeStance and the Company agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Employee and the Company Group, or the termination of that relationship shall be brought exclusively in a state or federal court in Maricopa County, Arizona. Employee, LifeStance and the Company waive any defense of inconvenient forum to the maintenance of any action or proceedings so brought, and waive any bond, surety, or other security that might be required of any party. Employee, LifeStance and the Company each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in Arizona, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.
S)
Acknowledgment. Employee acknowledges that Employee has read this Agreement carefully and that Employee fully understands this Agreement. Employee acknowledges that Employee has executed this Agreement voluntarily and of Employee’s own free will, and that Employee is knowingly and voluntarily releasing and waiving all claims Employee may have against the Company Group and any other Releasee.
T)
Headings. The headings appearing in this Agreement are solely for the convenience of the reader and shall not affect the interpretation or meanings of the provisions set forth.
U)
Counterpart Originals. This Agreement may be executed in counterparts, which together will be considered one document. A facsimile signature shall be deemed an original signature.
V)
Waiver and Revocation. Employee is advised that this Agreement specifically refers to rights and claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 626(f)(1)(F)(i), Employee has twenty-one (21) days in which to consider the terms of this Agreement and to consult with Employee’s attorney. Pursuant to 29 C.F.R. § 1625.22(e)(6), Employee may knowingly and voluntarily waive the twenty-one (21)-day pre-execution consideration period set forth in 29 U.S.C. § 626(f)(1)(F)(i) if Employee chooses to execute this Agreement before the expiration of such period. Pursuant to 29 U.S.C. § 626(f)(1)(G), Employee will have seven (7) days after Employee’s execution of this Agreement to revoke the ADEA portion of this Agreement. If Employee elects to so revoke the ADEA portion of this Agreement, Employee shall contact the Company Group immediately. In the event Employee revokes Employee’s Agreement, Employee will not receive the compensation and benefits specified in Section 2. This Agreement may not be executed before the Termination Date.
W)
Effective Date. This Agreement shall become effective as of the date Employee executes it or, with respect to the ADEA portion of this Agreement, the date that is seven (7) days after Employee’s execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, LifeStance and Employee have executed and delivered this Separation and Release of Claims Agreement as of the date first written above.

LifeStance Health Group, Inc.

/s/ Ryan Pardo
Name: Ryan Pardo
Title: Chief Legal Officer, Vice President and Secretary

/s/ Danish Qureshi
Danish Qureshi